UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2013

AUDIOEYE, INC.

DELAWARE	333-177463	20-2939845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9070 South Rita Road, Suite 1450
Tucson, Arizona 85747

(Address of principal executive offices)

(866) 331-5324
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2013, AudioEye, Inc. (the “Company”) and AudioEye Acquisition Corporation (“AEAC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which AEAC will be merged with and into the Company (the “Merger”) with the Company being the surviving entity.  Pursuant to the Merger Agreement (a) each share of AEAC Common Stock issued and outstanding immediately prior to the Merger effective date will be converted into .94134 share of the Common Stock of the Company, and (b) the outstanding convertible debentures of AEAC (the “AEAC Debentures”) in the aggregate principal amount of $1,400,200, together with accrued interest thereon, will be assumed by the Company and then exchanged for the convertible debentures of the Company (the “AE Debentures”).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective March 25, 2013, the Merger was completed.  In connection with the Merger, the shareholders of AEAC will receive an aggregate of 24,004,143 shares of the Common Stock of the Company, and, as set forth in Item 2.03 below, the former holders of the AEAC Debentures will receive an aggregate of 5,871,752 Shares of the Common Stock of the Company in connection with the conversion of the AE Debentures issued to replace the AEAC Debentures.  The principal asset of AEAC was certain rights to receive cash from the exploitation of the Company’s technology (the “Rights”) consisting of 50% of any cash received from income earned, settlements or judgments directly resulting from the Company’s patent strategy and a share of the Company’s net income for 2010, 2011 and 2012.  As a result of the Merger, the Rights have been extinguished.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Pursuant to the Merger, the Company issued the AE Debentures which were converted as of the effective date of the Merger into 5,871,752 shares of the Common Stock of the Company based on $1,400,200 of principal and $67,731.84 of accrued interest at a conversion rate of $0.25 per share.

Item 9.01	Financial Statements and Exhibits.

(d)           10.1           Agreement and Plan of Merger dated as of March 22, 2013 between the Company and AEAC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2013	AUDIOEYE, INC. By: /s/ Nathaniel T. Bradley Nathaniel T. Bradley, President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description
10.1	Agreement and Plan of Merger